Exhibit 4.2

COREBRIDGE FINANCIAL, INC.
TO
THE BANK OF NEW YORK MELLON,
Trustee
______________
Third Supplemental Indenture
Dated as of November 22, 2024
(Supplemental to Subordinated Indenture Dated as of August 23, 2022)
______________
6.375% Junior Subordinated Notes due 2064

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Section 7.04. Modification of the Existing Indenture	15
Section 7.05. Tax Treatment	15
Section 7.06. Governing Law	15
Section 7.07. Severability	15
Section 7.08. Counterparts	15
Section 7.09. Trustee Makes No Representation	15
EXHIBIT A    Form of 6.375% Junior Subordinated Notes due 2064
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THIRD SUPPLEMENTAL INDENTURE
THIRD SUPPLEMENTAL INDENTURE, dated as of November 22, 2024 (the “Supplemental Indenture”), between Corebridge Financial, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon, a New York banking corporation, as trustee (together with its successors and assigns in such capacity, the “Trustee”);
RECITALS OF THE COMPANY
WHEREAS, the Company has heretofore executed and delivered to the Trustee, an Indenture, dated as of August 23, 2022 (the “Existing Indenture”), providing for the issuance from time to time of the Company’s subordinated unsecured debt securities, debentures, notes, bonds or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series; and the Existing Indenture, as may be amended or supplemented from time to time in respect of the Notes, including by this Supplemental Indenture, is hereinafter referred to as the “Indenture”;
WHEREAS, Section 9.01 of the Existing Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Existing Indenture to establish the form and terms of additional series of Securities;
WHEREAS, Sections 2.01, 3.01 and 9.01 of the Existing Indenture permit the form and the terms of Securities of any additional series of Securities to be established pursuant to an indenture supplemental to the Existing Indenture;
WHEREAS, the Company has authorized the issuance of $600,000,000 in aggregate principal amount of its 6.375% Junior Subordinated Notes due 2064 (the “Notes”);
WHEREAS, the Notes will be established as a series of Securities under the Indenture;
WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the form and terms of the Notes; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid and legally binding agreement according to its terms have been done;
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE
Definitions and Other Provisions of General Application
Section 1.01. Relation to Existing Indenture
This Supplemental Indenture constitutes a part of the Indenture (the provisions of which, as modified by this Supplemental Indenture, shall apply to the Notes) in respect of the Notes, and shall not modify, amend or otherwise affect the Existing Indenture insofar as it relates to any other series of Securities or affect in any manner the terms and conditions of the Securities of any other series.
Section 1.02. Definitions
For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined in the recitals or introductory paragraph hereof have the respective meanings assigned thereto in the applicable provision of the recitals and introductory paragraph, and (ii) which are defined in the Existing Indenture (and which are not defined in the recitals or introductory paragraph hereof) have the respective meanings assigned thereto in the Existing Indenture. For all purposes of this Supplemental Indenture:
(a)    All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;
(b)    The terms “herein,” “hereof,” and “hereunder” and words of similar import refer to this Supplemental Indenture; and
(c)    The following terms have the meanings set forth below:
“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office of the Trustee is closed for business.
“CRBGLH” means Corebridge Life Holdings, Inc., a Texas corporation.
“Deferral Period” means the period beginning on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 2.08 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Notes.
“Interest Period” means the period from, and including November 22, 2024 to, but excluding, March 15, 2025, and the period from, and including, each Interest Payment Date to, but excluding, the next Interest Payment Date or, if earlier, the Maturity Date.
“Original Issue Date” means November 22, 2024.

“Pari Passu Securities” means (i) the Company’s $1 billion aggregate principal amount of the 6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2052, (ii) the Company’s $750 million aggregate principal amount of the 6.375% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2054, (iii) CRBGLH’s $54 million aggregate principal amount of 8.500% junior subordinated debentures due July 2030, (iv) CRBGLH’s $142 million aggregate principal amount of 8.125% junior subordinated debentures due March 2046 and (v) CRBGLH’s $31 million aggregate principal amount of 7.570% junior subordinated debentures due December 2045.
“Parity Securities” means indebtedness of the Company that by its terms ranks in right of payment upon liquidation of the Company on a parity with the Notes, and includes the Notes and the Pari Passu Securities.
“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Notes, which amendment, clarification or change results in:
(i)    the shortening of the length of time the Notes are assigned a particular level of equity credit by that rating agency compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the date hereof; or
(ii)    the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the date hereof.
“Regulatory Capital Event” means that the Company becomes subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to the Company as a result of being so subject set forth criteria pursuant to which the full principal amount of the Notes would not qualify as capital under such capital adequacy guidelines, as the Company may determine at any time, in its sole discretion.
“Supplemental Indenture” means this instrument as originally executed or as it from time to time may be supplemented or amended by one or more agreements supplemental hereto.
“Tax Event” means the receipt by the Company of an opinion of independent counsel experienced in such matters to the effect that, as a result of any:
(i)    amendment to or change (including any officially announced proposed change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or effective on or after the date hereof;

(ii)    official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority that reflects an amendment to, or change in, the interpretation or application of those laws or regulations that is announced on or after the date hereof; or
(iii)    threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.
ARTICLE TWO
General Terms and Conditions of the Notes
Section 2.01. Forms of Notes Generally
The Notes shall be in substantially the forms set forth in this Article with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Existing Indenture and this Supplemental Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or Depositary thereto, or as may, consistent with the Existing Indenture and this Supplemental Indenture, be determined by the officers executing such Notes, as evidenced by their execution of such Notes.
The Notes shall be issued initially in the form of global notes (each, a “Global Note”), registered in the name of the Depositary or its nominee and deposited with the Trustee, as custodian for the Depositary, for credit by the Depositary to the respective accounts of beneficial owners of the Notes represented thereby (or such other accounts as they may direct). Each such Global Note will constitute a single Security for all purposes of the Indenture.
Section 2.02. Form of Notes
The Notes shall be in substantially the form of Annex A to this Supplemental Indenture.
Section 2.03. Form of Trustee’s Certificate of Authentication of the Notes
The Trustee’s certificates of authentication shall be in substantially the following form:

This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.
Dated:

THE BANK OF NEW YORK MELLON.
As Trustee

By:
Authorized Signatory
Section 2.04. Designation; Principal Amount and Denominations
(a)    Designation
Pursuant to Sections 2.01 and 3.01 of the Existing Indenture, there is hereby established a series of Securities of the Company designated as the 6.375% Junior Subordinated Notes due 2064, the principal amount of which to be issued shall be in accordance with Section 2.04(b) and as set forth in a Company Order for the authentication and delivery of Notes pursuant to the Existing Indenture, and the form and terms of which shall be as set forth hereinafter.
(b)    Principal Amount; Additional Notes
Notes in an initial aggregate principal amount of $600,000,000 upon execution of this Supplemental Indenture, shall be executed by the Company and delivered to the Trustee, and the Trustee shall thereupon authenticate and deliver said Notes in accordance with a Company Order. At any time and from time to time after the date hereof, without the consent of any Holders of the Notes, the Company may execute and deliver additional Notes to the Trustee for authentication, in an unlimited amount together with a Company Order for the authentication and delivery of such additional Notes, so long as such additional Notes are issued either (i) pursuant to a “qualified reopening” of the original series, (ii) with less than the de minimis threshold for original issue discount or (iii) otherwise as part of the same “issue” of debt instruments as the original series, in each case for U.S. federal income tax purposes. Any additional Notes so issued shall have the same terms and conditions as the Notes issued on the date hereof in all respects, except for any difference in the issue date, issue price, interest accrued prior to the issue date of the additional Notes and first Interest Payment Date and shall be governed by this Supplemental Indenture and shall rank equally and ratably in right of payment with the Notes issued on the date of this Supplemental Indenture and, together with the Notes issued as of the date of this Supplemental Indenture, shall be treated as a single series of Notes for all purposes.
(c)    Denominations
The Notes shall be issuable only in registered form without coupons in minimum denominations of $25 and any integral multiples of $25 in excess thereof.

Section 2.05. Maturity
The Notes will mature on December 15, 2064 (the “Maturity Date”). If the Maturity Date is not a Business Day, payment of principal and interest to be made on the Maturity Date shall be made on the next Business Day (but no interest shall accrue as a result of such postponement).
Section 2.06. Depositary
The Notes shall be substantially in the form of Exhibit A, shall include the Trustee’s certificate of authentication in the form required by Section 2.05 of the Existing Indenture and shall be issued in fully registered definitive form without interest coupons.
The Notes initially are issuable solely as Global Securities and shall bear the legend required by Section 2.04 of the Existing Indenture.
With respect to Notes issuable or issued in whole or in part in the form of one or more Global Notes, the Depositary shall be The Depository Trust Company, for so long as it shall be a clearing agency registered under the Exchange Act, or such successor (which shall be a clearing agency registered under the Exchange Act) as the Company shall designate from time to time in an Officers’ Certificate delivered to the Trustee.
Section 2.07. Rate of Interest; Interest Payment Dates
(a)    Rate of Interest; Accrual
The Notes shall bear interest on their principal amount from November 22, 2024 at the rate of 6.375% per annum, computed on the basis of a 360-day year consisting of twelve 30-day months. Defaulted Interest and interest deferred pursuant to Section 2.08 will bear interest, to the extent permitted by law, at the interest rate in effect from time to time provided in this Section 2.07(a), from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.
(b)    Interest Payment Dates
Subject to Section 2.08, accrued interest on the Notes shall be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2025, and on the Maturity Date (each such date, an “Interest Payment Date”), or if any such day is not a Business Day, the next Business Day (but no interest will accrue as a result of that postponement), to the Holders of the Notes at the close of business on the immediately preceding March 1, June 1, and September 1 and December 1 (in each case, whether or not a Business Day), as the case may be.

Section 2.08. Deferral
(a)    Option to Defer Interest Payments
(i)    So long as no Event of Default with respect to the Notes has occurred or is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Notes for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Notes. If the Company has paid all deferred interest (including compounded interest thereon) on the Notes, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.08(a).
(ii)    At the end of any Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Notes to the Persons in whose names the Notes are registered in the Security Register at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Deferral Period.
(b)    Notice of Deferral
The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of the Notes at least one Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and each Holder of Notes at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Notes are held through DTC, such notice shall be transmitted in accordance with applicable procedures of DTC).
Section 2.09. Events of Default
(a)    Clauses (1) through (4) of Section 5.01 of the Existing Indenture shall not apply to the Notes. Clauses (5) and (6) of Section 5.01 of the Existing Indenture shall apply to the Notes.
(b)    If an Event of Default specified in Clause (5) or (6) of Section 5.01 of the Existing Indenture occurs, the principal amount of all the Notes shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.
(c)    The Trustee shall provide to the Holders of the Notes notice of any Event of Default or default with respect to the Notes within 90 days after the Trustee has knowledge (as provided in Section 6.03(11) of the Existing Indenture) of such Event of Default or default. However, except in the case of a default in payment on the Notes, the Trustee will be protected in withholding the notice if the Trustee determines that withholding of the notice is in the interest of such Holders.

(d)    The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Notes pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 5.12 of the Existing Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in Section 2.09(b) that may occur with respect to the Notes. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.
(e)    For purposes of this Section 2.09, the term “default” means any of the following events:
(i)    default in the payment of interest, including compounded interest, in full on any Notes for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period if such Deferral Period has not ended prior to the conclusion of such five-year period;
(ii)    default in the payment of principal of or premium, if any, on the Notes when due; or
(iii)    default in the observance or performance of any covenant or agreement contained in the Indenture or the Notes.
Section 2.10. Security Registrar; Paying Agent; Place of Payment
The Company appoints the Trustee as Security Registrar and Paying Agent with respect to the Notes. The Place of Payment for the Notes will be as specified in the Notes.
Section 2.11. No Sinking Fund
The Notes shall not be subject to Article XII of the Existing Indenture.
Section 2.12. Subordination
The subordination provisions of Article XIV of the Existing Indenture shall apply to the Notes, except that solely for purposes of the Notes, Section 14.03 of the Existing Indenture shall be amended as follows:
(a)    Clauses (1) and (2) of Section 14.03 of the Existing Indenture shall be deleted and replaced with the following:
“(1) (i) In the event and during the continuation of any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto, (ii) in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing, permitting the direct holders of that Senior Indebtedness (or a trustee on behalf of the holders thereof) to accelerate maturity of that Senior Indebtedness, whether or not the maturity is in fact accelerated (unless, in the case of either subclause (i) or (ii) of this clause (1), the payment default or event of default has been cured or waived or ceased to exist and any related acceleration has been rescinded), or (iii) in the event that any judicial proceeding shall be pending with respect to a payment default or event of default described in subclause (i) or (i) of this clause (1), no payment or distribution of any kind or character, whether in cash, securities or other property, shall be made by the Company on account of the principal of or interest on the Notes unless and until all amounts then due and payable in respect of such Senior Indebtedness, including any interest accrued after such event occurs, shall have been paid in full.”
(b)    Clause “(3)” of Section 14.03 of the Existing Indenture shall be renumbered clause “(2)”; and
(c)    Clause “(4)” of Section 14.03 of the Existing Indenture shall be renumbered clause “(3)”.
Section 2.13. Defeasance
The Notes shall be subject to the defeasance and discharge provisions of Section 13.02 of the Existing Indenture and the provisions of Section 13.03 of the Existing Indenture regarding defeasance of certain covenants and certain events of default.
Section 2.14. Exchanges of Global Note for Non-Global Note
Notwithstanding any other provision in this Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than the Depositary for such Global Note or a nominee thereof unless (A) such Depositary has notified the Company that it is unwilling or unable or no longer permitted under applicable law to continue as Depositary for such Global Note and the Company does not appoint another institution to act as Depositary within 90 days, (B) there shall have occurred and be continuing an Event of Default with respect to such Global Note, or (C) the Company so directs the Trustee by a Company Order.
ARTICLE THREE
Covenants
Section 3.01. Dividend and Other Payment Stoppages
So long as any Notes remain outstanding, (a) if the Company has given notice of its election to defer interest payments on the Notes but the related Deferral Period has not yet commenced, or (b) a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to:
(i)    declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company;
(ii)    make any payment of principal of, or interest or premium, if any, on, or repay, purchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Notes (including the Pari Passu Securities); or
(iii)    make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Notes;
provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to:
(A)    any purchase, redemption or other acquisition of shares of its capital stock by the Company in connection with:
(1)    any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors;
(2)    the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period;
(3)    a dividend reinvestment or shareholder purchase plan; or
(4)    the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;
(B)    any exchange, redemption or conversion of any class or series of the Company’s capital stock, or shares of the capital stock of one of its Subsidiaries, for any other class or series of the Company’s capital stock, or of any class or series of the Company’s indebtedness for any class or series of the Company’s capital stock;
(C)    any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;
(D)    any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto; or

(E)    any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or
(F)    (i) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes) and (ii) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.
For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Notes will restrict in any manner the ability of any of the Subsidiaries to pay dividends or make any distributions to the Company or to any other Subsidiaries.
ARTICLE FOUR
Redemption of the Notes
Section 4.01. Redemption
(a)    The Notes shall be redeemable in accordance with the procedures set forth in Article XI of the Existing Indenture:
(i)    in whole at any time or in part from time to time, on or after December 15, 2029, at a redemption price equal to 100% of the principal amount of the Notes being redeemed;
(ii)    in whole, but not in part, at any time within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event at 100% of the principal amount of the Notes being redeemed; or
(iii)    in whole, but not in part, at any time within 90 days after the occurrence of a Rating Agency Event at 102% of the principal amount of the Notes being redeemed;
plus, in each case, accrued and unpaid interest to but excluding the Redemption Date.
provided, in each case, that no partial redemption shall be effected unless at least $25 million aggregate principal amount of the Notes, excluding any Notes held by the Company or any of its Affiliates, shall remain outstanding after giving effect to such redemption.
provided, further, in each case, that all accrued and unpaid interest, including deferred interest (and compounded interest) shall have been paid in full on all Outstanding Notes for all Interest Periods ending on or before the Redemption Date.
(b)    In the case of a partial redemption, selection of the Notes for redemption shall be made, by lot by the Trustee; provided that for so long as the notes are held by DTC (or another Depositary), selection of the Notes for redemption shall be done in accordance with the policies and procedures of the Depositary. No Notes of a principal amount of $25 or less shall be redeemed in part. If any definitive Note is to be redeemed in part only, the notice of redemption that relates to such definitive Note shall state the portion of the principal amount of the Note to be redeemed. A new definitive Note in a principal amount equal to the unredeemed portion of such Note shall be issued in the name of the Holder of the Note upon surrender for cancellation of the original definitive Note.
(c)    The Company’s actions and determinations in determining the redemption price, including those of any agent designated by the Company, shall be conclusive and binding for all purposes, absent manifest error.
(d)    In no event, shall the Trustee be responsible for monitoring the ratings of the Notes or an occurrence of a Rating Agency Event.
(e)    The Trustee shall have no responsibility to calculate, or to verify the Company’s calculation of, the redemption price.
ARTICLE FIVE
Original Issue of Notes
Section 5.01. Calculation of Original Issue Discount
If during any calendar year any original issue discount shall have accrued on the Notes, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) promptly at the end of each calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Notes as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time, or Treasury Regulations enacted thereunder, or other administrative or judicial guidance.

ARTICLE SIX
Supplemental Indentures
Section 6.01. Supplemental Indentures without Consent of Holders
Solely for purposes of the Notes, Section 9.01 of the Existing Indenture shall be deleted and replaced with the following:
“Section 9.01. Supplemental Indentures without Consent of Holders.
Without the consent of any Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may supplement or amend the Indenture for any of the following purposes:
(1)    to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company herein and in the Notes; or
(2)    to add to or modify the covenants of the Company for the benefit of the Holders of Notes or to surrender any right or power herein conferred upon the Company (including the Company’s surrendering, without limitation, of any redemption right, including the Company’s right to redeem the Notes upon the occurrence of the Rating Agency Event); provided that no such amendment or modification may add Events of Default or acceleration events with respect to the Notes; or
(3)    to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the Notes; or
(4)    to cure any ambiguity, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under this Indenture, provided such action shall not adversely affect the interests of the Holders of Notes in any material respect; or
(5)    to make any changes to the Indenture in order to conform the Indenture to the final prospectus supplement provided to investors in connection with the offering of the Notes.”
Section 6.02. Supplemental Indentures with Consent of Holders
Solely for purposes of the Notes, clauses (1) through (3) of Section 9.02 of the Existing Indenture shall be deleted and replaced with the following clauses (1) through (8):
“(1)    change the Stated Maturity of any payment of principal of or interest (including any additional interest) on the Notes;

(2)    change the manner of calculating payments due on the Notes in a manner adverse to Holders;
(3)    reduce the requirements contained in the Indenture for quorum or voting;
(4)    change the Place of Payment for any payment on the Notes that is adverse to the Holders or change the currency in which any payment on the Notes is payable;
(5)    impair the right of any Holder to institute suit for the enforcement of any payment on the Notes;
(6)    reduce the percentage in principal amount of Outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with any provision of this Indenture or any defaults hereunder and the consequences provided for hereunder;
(7)    reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of the Notes; or
(8)    modify any of the provisions of this Article IX.”
ARTICLE SEVEN
Miscellaneous
Section 7.01. Effectiveness
This Supplemental Indenture will become effective upon its execution and delivery.
Section 7.02. Successors and Assigns
All covenants and agreements in the Existing Indenture, as supplemented and amended by this Supplemental Indenture, by the Company shall bind its successors and assigns, whether so expressed or not.
Section 7.03. Relationship to Existing Indenture
This Supplemental Indenture is a supplemental indenture within the meaning of the Existing Indenture. The Existing Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Existing Indenture, as supplemented and amended by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 7.04. Modification of the Existing Indenture
Except as expressly modified by this Supplemental Indenture, the provisions of the Existing Indenture shall govern the terms and conditions of the Notes.
Section 7.05. Tax Treatment
The Company and, by acceptance of the Notes or a beneficial interest in the Notes, each Holder and beneficial owner of a Note agree to treat the Notes as indebtedness for United States federal income tax purposes.
Section 7.06. Governing Law
This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.
Section 7.07. Severability
If any provision of the Existing Indenture, as supplemented and amended by this Supplemental Indenture, shall be held or deemed to be or shall, in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatever.
Section 7.08. Counterparts
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Receipt by electronic mail of any executed signature page to this instrument shall constitute effective delivery of such signature page. Electronic signatures may be used in lieu of signatures affixed by hand, and such electronic signature shall have the same validity and effect as signatures affixed by hand.
Section 7.09. Trustee Makes No Representation
The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes other than its certificates of authentication.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed all as of the day and year first above written.

COREBRIDGE FINANCIAL, INC.

By:	/s/ Elias Habayeb
	Name:	Elias Habayeb
	Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President

EXHIBIT A
FORM OF NOTE
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS NOTE MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A NOTE REGISTERED, AND NO TRANSFER OF THIS NOTE IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY TRUST COMPANY (“DTC”), TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC, A NEW YORK CORPORATION, TO COREBRIDGE FINANCIAL, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CEDE & CO. (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

COREBRIDGE FINANCIAL, INC.
6.375% JUNIOR SUBORDINATED NOTES DUE 2064
No.
CUSIP No.: 21871X 208
ISIN No.: US21871X2080
COREBRIDGE FINANCIAL, INC., a corporation duly organized and existing under the laws of Delaware (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or its registered assigns, the principal sum of ______ dollars ($___________) on December 15, 2064 (the “Maturity Date”), or if such day is not a Business Day (as defined below), the following Business Day and no interest will accrue as a result of the postponement.
The Company further promises to pay interest on said principal sum from and including November 22, 2024 at the rate of 6.375% per annum, quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, commencing on March 15, 2025, and on the Maturity Date (each such date, an “Interest Payment Date”), subject to deferral as set forth herein. In the event that any Interest Payment Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day, and no interest will accrue as a result of that postponement. “Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Corporate Trust Office is closed for business. Defaulted Interest and interest deferred pursuant to said Indenture will bear additional interest to the extent permitted by law, at the rate in effect from time to time, from and including the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date.
The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, as provided in such Indenture, shall be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1, June 1, September 1 or December 1 (in each case, whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid, in the case of deferred interest, as provided in the following paragraph, and otherwise to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner, all as more fully provided in said Indenture.
So long as no Event of Default with respect to this Note has occurred or is continuing, the Company shall have the right at any time during the term of this Note to defer payment of interest on this Note for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, during which the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond the Maturity Date or the earlier accelerated maturity date arising from an Event of Default or redemption of this Note. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements.
So long as any Notes remain outstanding, if the Company has given notice of its election to defer interest payments on the Notes but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s capital stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with this Note (including the Pari Passu Securities) or junior to this Note or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to this Note (other than (a) any purchase, redemption or other acquisition of shares of its capital stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Company’s capital stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Company’s capital stock, or the capital stock of one of its Subsidiaries, for any other class or series of its capital stock, or of any class or series of its indebtedness for any class or series of its capital stock, (c) any purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, or (f) (1) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes), and (2) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities).
The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Notes then Outstanding at least one

Business Day and not more than 60 Business Days before the next Interest Payment Date. Such notice shall be given to the Trustee and the Holder of this Note at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Notes are held through DTC, such notice shall be transmitted in accordance with applicable procedures of DTC).
Payment of the principal of (and premium, if any) and interest on this Note will be made at the paying agency office or agency of the Company maintained for that purpose in the United States, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, payment of interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer in immediately available funds at such place and to such bank account number as may be designated by the Person entitled thereto as specified in the Security Register in writing not less than ten days before the relevant Interest Payment Date.
The indebtedness evidenced by this Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on such Holder’s behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee such Holder’s attorney-in-fact for any and all such purposes. Each Holder hereof, by such Holder’s acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
The Company and, by acceptance of this Note or a beneficial interest in this Note, each Holder and beneficial owner of this Note agree to treat this Note as indebtedness for United States federal income tax purposes.
By acceptance of this Note or a beneficial interest in this Note, each Holder hereof and any person acquiring a beneficial interest herein, agree that either (A) no portion of the assets used by such purchaser to acquire and hold this Note or a beneficial interest in this Note constitutes assets of any (i) employee benefit plan subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any plan, individual retirement accounts and other arrangement subject to Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement within the meaning of Section 3(42) of ERISA as modified by 29 CFR § 2510.3-101 or under any applicable Similar Laws or (B) the purchase and holding of this Note or a beneficial interest in this Note by such purchaser will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Date:

COREBRIDGE FINANCIAL, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within mentioned Indenture.

Date:

THE BANK OF NEW YORK MELLON,
as Trustee

By
Authorized Officer

(FORM OF REVERSE OF NOTE)
This Note is one of a duly authorized issue of Securities of the Company designated as the 6.375% Junior Subordinated Notes due 2064 (herein called the “Notes”), issued under the Indenture, dated as of August 23, 2022 (the “Existing Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as amended and supplemented by the Third Supplemental Indenture, dated as of November 22, 2024, between the Company and the Trustee (the “Supplemental Indenture,” and together with the Existing Indenture, the “Indenture”), to which Indenture and all other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered.
All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
The Notes shall be redeemable at the election of the Company in accordance with the terms of the Indenture. In particular, this Note is redeemable:
(a)     in whole at any time or in part from time to time, on or after December 15, 2029, at a redemption price equal to 100% of the principal amount of the Notes being redeemed;
(b)    in whole, but not in part, at any time within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event, at a redemption price equal to 100% of the principal amount of the Notes being redeemed; or
(c)    in whole, but not in part, at any time within 90 days after the occurrence of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Notes being redeemed;
plus, in each case, accrued and unpaid interest to but excluding the Redemption Date; provided that if the Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Outstanding Notes remain outstanding after giving effect to such redemption.
Notwithstanding the foregoing, the Company may not redeem the Notes unless all accrued and unpaid interest, including deferred interest (and compounded interest), has been paid in full on all Outstanding Notes for all Interest Periods ending on or before the Redemption Date.
The Trustee shall have no responsibility to calculate, or to verify the Company’s calculations of, the redemption price.
In the event of a redemption of this Note in part only, a new Note or Notes and of a like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
No sinking fund is provided for the Notes.

The Indenture contains provisions for satisfaction and discharge of the entire indebtedness of this Note upon compliance by the Company with certain conditions set forth in the Indenture.
The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Notes, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
As provided in and subject to the provisions of the Indenture, if an Event of Default as set forth in the Indenture occurs, the principal amount of the Notes shall automatically become due and payable; provided that in any such case the payment of principal and interest on such Notes shall remain subordinated to the extent provided in Article XIV of the Existing Indenture.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.
As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained under Section 10.02 of the Existing Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee shall have the right to treat and shall treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Notes are issuable only in registered form without coupons in minimum denominations of $25 and any integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of a different authorized denomination, as requested by the Holder surrendering the same.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ASSIGNMENT FORM
To assign this Note, fill in the form below:
I or we assign and transfer this Note to
(Print or type assignee’s name, address and zip
code) (Insert assignee’s soc. sec. or tax I.D. No.)
and irrevocably appoint              agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.
____________________________________________________________________________
Date:____________________________             Your Signature:
________________________________
Sign exactly as your name appears on the other side of this Note.
Signature Guarantee*:
*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustees).

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The initial principal amount of this Global Note is $[      ]. The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of U.S. Trustee or Custodian